Exhibit 99.1

VITESSE ENERGY ANNOUNCES CHIEF FINANCIAL OFFICER TRANSITION

CENTENNIAL, Colo., August 30, 2023 – Vitesse Energy, Inc. (“Vitesse” or the “Company”) (NYSE: VTS) announced today the appointment of James Henderson as the Company’s Chief Financial Officer. Mr. Henderson succeeds David Macosko, who is transitioning from the Company effective August 31, 2023.

“Jimmy is a proven leader with a successful history in the energy industry, and I am eager to work with him as we move Vitesse forward in the years ahead,” said Bob Gerrity, Vitesse’s Chairman and Chief Executive Officer. “I also would like to express Vitesse’s sincere appreciation to Dave for his many contributions during his tenure as Chief Financial Officer. We wish Dave the very best.”

Mr. Henderson stated, “I am excited to join the Vitesse team and contribute to its future success. The Company’s strong asset base delivers excellent financial results that support a durable return-of-capital vehicle. This model, combined with well-understood acquisition opportunities, provides an investment platform that is attractive in today’s energy market. Personally, this opportunity was too good for me to pass up.”

Mr. Henderson has over 30 years of oil and gas experience and most recently served as Executive Vice President Finance and Chief Financial Officer of Whiting Petroleum Corporation (“Whiting”) from September 2020 until the closing of its merger with Oasis Petroleum Inc. in July 2022. Prior to joining Whiting, Mr. Henderson served as Executive Vice President and Chief Financial Officer of SRC Energy Inc. and Kodiak Oil & Gas Corporation. He holds a Bachelor of Business Administration degree in accounting from Texas Tech University and a Master of Business Administration degree in finance from Regis University.

ABOUT VITESSE ENERGY, INC.

Vitesse Energy, Inc. is focused on returning capital to stockholders through owning financial interests as a non-operator in oil and gas wells drilled by leading US operators.

More information about Vitesse can be found at https://vitesse-vts.com.

INVESTOR AND MEDIA CONTACT

Ben Messier, CFA

Director – Investor Relations

(720) 532-8232

benmessier@vitesse-vts.com

Vitesse Energy, Inc. • 9200 East Mineral Ave, Suite 200 • Centennial, CO 80112